Netgateway, Inc. and Galaxy Enterprises, Inc. Sign Definitive Merger Agreement

     LONG BEACH, Calif. and OREM, Utah--(BUSINESS WIRE)--March 13, 2000--Netgateway, Inc. (NASDAQ:NGWY - news), a leading eCommerce services provider, and Galaxy Enterprises, Inc. (OTC BB: GLXY - news), today jointly announced the signing of a definitive merger agreement under which Netgateway will acquire Galaxy Enterprises, Inc. Under the terms of the agreement, Netgateway will acquire Galaxy Enterprises for approximately 3.9 million shares in an all-stock merger, involving approximately six tenths of one share of Netgateway shares for each share of Galaxy Enterprises.

     The merger is expected to enhance Netgateway's expanding activities in the cable mall and online mall markets. Galaxy Enterprises hosts 3,400 online storefronts and currently signs 250 new merchants per month. The Company brings a highly rated training program for small companies that want to learn how to effectively use eCommerce. Galaxy Enterprises also operates Matchsite, Galaxy Mall, Impact Media, and BannerSource. Netgateway and Galaxy Enterprises have agreed to transitional operating arrangements that permit the integration of their computer technologies and operations. The organizations will work together on joint business opportunities in the period prior to the closing of the merger. The merger is subject to approval by shareholders of Netgateway and Galaxy Enterprises and other customary conditions. Shareholder meeting dates have not yet been set.

About Netgateway

     Netgateway, Inc. is an eCommerce services provider that enables companies of any size to extend their business to eCommerce. The Netgateway Internet Commerce Center(TM) is a fully developed, robust and feature-rich eCommerce system that is available for any company to use. The ideal outsourcing solution, the Netgateway ICC(TM) is scalable and easily customizable. The Netgateway ICC allows customers to select and pay for only the services they need, as they need them.

     The Netgateway ICC hosts applications ranging from simple Internet storefronts to highly complex business-to-business solutions that involve large numbers of transactions, extensive workflow automation and back-end integration to legacy systems, all on the same platform.

About Galaxy Enterprises Mall, Inc.

     Galaxy Enterprises Mall, Inc. owns and operates Galaxy Enterprises Mall, Matchsite, and BannerSource. Galaxy Enterprises Mall (www.Galaxymall.com), is one of the Internet's fastest growing and most popular virtual shopping portals. It is home to over 3,400 small and medium-sized businesses. These merchants benefit from Galaxy Enterprises Mall's more than 14 million monthly hits and its frequently updated marketing materials provided in its merchant's only section of the mall.

     Matchsite (www.matchsite.com) is a new, innovative Internet search engine that uniquely queries other major search engines simultaneously, eliminating the need for web surfers to use multiple search engines to mine data. Matchsite was recently awarded the Editor's Choice Award from Netscape.

     BannerSource, (www.bannersource.com), is a clearing house for web banner advertisements. It currently has access to a network of over 75,000 web sites and markets in excess of 750,000 dynamic impressions daily over the Internet.

About Impact Media, Inc.

     Impact Media is an Internet marketing and advertising company that designs, manufactures, and markets multimedia brochure kits and uniquely shaped promotional compact discs. The company's client roster includes a number of significant corporate customers, including Hitachi, US Office Products and UpperDeck, the world's premier sports/entertainment trading card company.

Cautionary Note Regarding Forward-Looking Statements

     This press release contains forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the managements of Netgateway and Galaxy Enterprises and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially

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from  those  described  in  the  forward-looking  statements:   failure  of  the
transaction to close due to the failure to obtain regulatory or other approvals; the failure of the Netgateway or Galaxy Enterprises stockholders to approve the merger; or the failure of the combined company to successfully manage its changing relationships with customers, suppliers and strategic partners. For a detailed discussion of these and other cautionary statements, please refer to the joint proxy statement/prospectus to be filed by both companies as described below, as well as the companies' previous filings with the Securities and Exchange Commission.

Where You Can Find Additional Information

     Investors and security holders of both Netgateway and Galaxy Enterprises are advised to read the joint proxy statement/prospectus regarding the business combination transaction referenced in the foregoing information, when it becomes available, because it will contain important information. Netgateway and Galaxy Enterprises expect to mail a joint proxy statement/prospectus about the merger to their respective stockholders. Such joint proxy statement/prospectus will be filed with the Securities and Exchange Commission by both companies. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when available) and other documents filed by the companies at the Securities and Exchange Commission's web site at http://www.sec.gov http://www.sec.gov.

     The joint proxy statement/prospectus and such other documents may also be obtained from Netgateway or Galaxy Enterprises by directing such requests to the respective addresses listed below.

Contact:
     Contact Information
     Netgateway,Inc.
     Jon Frojen
     Chief Financial Officer
     562/308-0010, Ext. 116
     email: jfrojen@netgateway.net
     -or-
     Anreder Hirschhorn Silver & Co.
     Steven S. Anreder/Evan Zall
     212/532-3232
     email: sanreder@ahsandco.com
     -or-
     Galaxy Enterprises, Inc.
     Daren Baird, Director of Investor Relation
     801-227-0004
     email: daren@galaxymall.com